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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT

                                       OF

                           ARTICLES OF INCORPORATION




                 Stuart M. Warren and Lawrence H. Heller certify that:

                 1. They are the President and the Secretary, respectively, of INTERNATIONAL AIRCRAFT INVESTORS, a California corporation.

                 2. Article IV of the Articles of Incorporation of this corporation is amended to read as follows:

                          "This corporation is authorized to issue two classes of shares, designated respectively "Common Stock" and "Preferred
         Stock."   7,000,000 shares of Common Stock may be issued with a par
         value of $0.01 (one cent) per share. 5,000,000 shares of Preferred Stock may be issued with a par value of $0.01 (one cent) per share.

                          The board of directors may divide the Preferred Stock into any number of series. The board shall fix the designation and number of shares of each such series. The board may determine and alter the rights, preferences, privileges, and restrictions granted to and imposed upon any wholly unissued series of the Preferred Stock. The board of directors (within the limits and restrictions of any resolution adopted by it, originally fixing the number of shares of any series) may increase or decrease the number of shares of any such series after the issue of shares of that series, but not below the number of then outstanding shares of such series."

                 3. The foregoing amendment of articles of incorporation has been duly approved by the board of directors.

                 4. The foregoing amendment of articles of incorporation has been duly approved by the required vote of shareholders in accordance with
Section 902 of the Corporations Code. The total number of outstanding shares of the corporation is 25,000. The number of shares voting in favor of the amendment equaled or exceed the vote required. The percentage vote required was more than 50%.
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                 We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.


         Dated:  November 15, 1988


                                                 /s/  STUART M. WARREN
                                                 -----------------------------
                                                 Stuart M. Warren, President



                                                 /s/  LAWRENCE M. HELLER
                                                 -----------------------------
                                                  Lawrence M. Heller, Secretary





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